Exhibit 14.1

Business Conduct The way we do business worldwide

Business Conduct

The way we do business worldwide

Apple conducts business ethically, honestly, and in full compliance with all laws and regulations. This applies to every business decision in every area of the company worldwide.

Apple’s Principles of Business Conduct

Apple’s success is based on creating innovative, high-quality products and services and on demonstrating integrity in every business interaction. Apple’s principles of business conduct define the way we do business worldwide. These principles are:

•        Honesty. Demonstrate honesty and high ethical standards in all business dealings.

•        Respect. Treat customers, suppliers, employees, and others with respect and courtesy.

•        Confidentiality. Protect the confidentiality of Apple’s information and the information of our customers, suppliers, and employees.

•        Community. Conduct business in a way that benefits the communities in which we operate.

•        Compliance. Ensure that business decisions comply with all applicable laws and regulations.

Making the Right Decisions

When facing a tough decision:

•        Use good judgment. Apply Apple’s principles of business conduct, review our policies, review legal requirements, and then decide what to do.

•        Need some help? When in doubt about how to proceed, discuss pending decisions with your manager, your Human Resources representative, or the Legal Department. If you need more support, contact the Business Conduct Helpline.

Your Responsibilities

Apple’s business conduct policy and principles apply to employees, independent

Business Conduct

The way we do business worldwide

January 2008

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contractors, consultants, and others who do business with Apple. All such individuals are expected to comply with Apple’s business conduct policy and principles and with all applicable legal requirements. Apple retains the right to discipline (up to and including termination of employment) or end working relationships with those who do not comply.

Business Conduct

The way we do business worldwide

January 2008

	Contents

	Customer and Business Relationships	9	The Apple Identity and Trademarks
4	Customer Focus	9	Apple Inventions and Patents
4	Customer and Third-Party Information	10	Copyright Protection
4	Nondisclosure Agreements	10	Accuracy of Records and Reports
4	Obtaining and Using Business Intelligence	10	Business Expenses
4	Third-Party Intellectual Property	10	Establishing Bank Accounts
4	Copyright-Protected Content	10	Loans, Advances, and Guarantees
5	Giving and Receiving Business Gifts	10	Money Laundering
5	Kickbacks	11	Document Retention and Legal Hold
5	Side Deals or Side Letters
6	Competition and Trade Practices		Individual Conduct
6	Endorsements	12	Conflicts of Interest
6	Open Source Software	12	Outside Employment and Inventions
		12	Significant Personal Relationships
	Governments and Communities	13	Personal Investments
7	Governments as Customers	13	Buying and Selling Stock
7	Gifts to U.S. Officials	13	Harassment and Discrimination
7	Gifts to Non-U.S. Officials	14	Confidential Employee Information
8	Hiring Government Employees	14	Privacy
8	Trade Restrictions and Export Controls	14	Substance Use or Abuse
8	Environment, Health, and Safety	14	Public Communications
8	Community Activities	14	Honoraria and Public Speaking
		14	Publishing Articles
	Responsibilities to Apple
9	Protecting Apple’s Assets and Information		Taking Action
9	Confidential Apple Information	15	Your Obligation to Take Action
		15	Business Conduct Helpline

			Additional Resources
		16	Policies and References

Business Conduct

The way we do business worldwide

January 2008

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To what extent may I use an existing customer list to market other Apple products or services?

Before using a customer list for marketing, sales, or other activities, talk to your manager or the Legal Department. Using an existing customer list may or may not be appropriate.

Where can I learn more about information protection and nondisclosure agreements?

View the Apple policy on Confidential, Proprietary, and Trade Secret Information.

Where can I get a nondisclosure agreement?

In the U.S., see the forms Apple provides for nondisclosure agreements. Outside the U.S., consult your local legal team.

Why is the source of business intelligence an issue, as long as the information helps Apple?

Obtaining information illegally or unethically could damage Apple’s reputation and in some cases could subject Apple to legal liability.

For example, using illegally or unethically obtained information in a bid to the government could result in disqualification from future bidding and in criminal charges.

Customer Focus

Every product we make and every service we provide is for our customers. Focus on providing innovative, high-quality products and services and on demonstrating integrity in every business interaction. Always apply Apple’s principles of business conduct.

Customer and Third-Party Information

Customers, suppliers, and others disclose confidential information to Apple for business purposes. It is the responsibility of every Apple employee to protect and maintain the confidentiality of this information. Failure to protect customer and third-party information may damage relations with customers, suppliers, or others and may result in legal liability. See the Apple Customer Privacy Policy.

Nondisclosure Agreements

When dealing with a supplier, vendor, or other third party, never share confidential information without the approval of your manager. Also, never share confidential information outside Apple (for example, with vendors, suppliers, or others) unless a nondisclosure agreement is in place. These agreements document the need to maintain the confidentiality of the information. Original copies of nondisclosure agreements must be forwarded to the Legal Department. Always limit the amount of confidential information shared to the minimum necessary to address the business need.

Obtaining and Using Business Intelligence

Apple legitimately collects information on customers and markets in which we operate. Apple does not seek business intelligence by illegal or unethical means, and competitors may not be contacted for the purpose of obtaining business intelligence. Sometimes information is obtained accidentally or is provided to Apple by unknown sources. In such cases, it may be unethical to use the information, and you should immediately contact your manager, the Legal Department, or the Business Conduct Helpline to determine how to proceed.

Third-Party Intellectual Property

It is Apple’s policy not to knowingly use the intellectual property of any third party without permission or legal right. If you are told or suspect that Apple may be infringing an intellectual property right, including patents, copyrights, trademarks, or trade secrets owned by a third party, you should contact the Legal Department.

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Copyright-Protected Content

Never use or copy software, music, videos, publications, or other copyright-protected content at work or for business purposes unless you or Apple are legally permitted to use or make copies of the protected content. Never use Apple facilities or equipment to make or store unauthorized copies.

May I keep my personal music on my computer at work?

If you are authorized to make copies of the music for personal use (for example, you own the original CD or you purchased the music on iTunes), you may keep the music on your computer.

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Are business meals, travel, and entertainment considered gifts?

Yes. Anything of value given or received is considered a gift.

Can I avoid these rules if I pay for gifts to customers or business associates myself?

No. If the gift is given for business reasons and you are representing Apple, the gift rules apply.

What is an example of a kickback?

Apple provides discounts to certain customers. However, if a customer gets an inappropriate discount, and a sales representative gets a payment in return, this is a kickback.

What is an example of a side deal?

In a sales environment, a side deal may involve a guarantee to accept back unsold products or other special agreements to encourage certain customers to place larger orders. Such a side deal, whether written or oral, can impact Apple’s potential liability with respect to that transaction and may make it inappropriate for Apple to recognize revenue on the products sold, affecting the accuracy of Apple’s books and records. Side deals or side letters made outside of Apple’s formal contracting and approvals process are prohibited.

Giving and Receiving Business Gifts

Employees may not give or receive gifts or entertainment to or from current or potential vendors, suppliers, customers, or other business associates unless all of the following conditions are met:

•        Nominal value. The value of the gift is less than US$150. Exceptions must be approved by your Vice President (for Vice President–level employees, exceptions must be approved by your manager).

•        Customary. The item is a customary business gift and would not embarrass Apple if publicly disclosed.

•        No favored treatment. The purpose of the gift is not to obtain special or favored treatment.

•        Legal. Giving or accepting the gift is legal in the location and under the circumstances where given.

•        Recipient is not a government official. Never provide a gift, including meals, entertainment, and other items of value, to a U.S. or foreign government official without checking with Government Affairs in advance. See page 7 for more information on gifts to government officials.

This policy does not preclude Apple as an organization from receiving and evaluating complimentary products or services. It is not intended to preclude Apple from giving equipment to a company or organization, provided the gift is openly given, consistent with legal requirements, and in Apple’s business interests. The policy also does not preclude the attendance of Apple employees at business-related social functions, if attendance is approved by management and does not create a conflict of interest.

Kickbacks

Kickbacks are payments or items of value given to individuals in connection with the purchase or sale of products or services, typically for providing a discount in a sales agreement. Employees are prohibited from giving or receiving kickbacks.

Side Deals or Side Letters

All of the terms and conditions of agreements entered into by Apple must be formally documented. Contract terms and conditions define the key attributes of Apple’s rights, obligations, and liabilities and can also dictate the accounting treatment given to a transaction. Making business commitments outside of the formal contracting process, through side deals, “side letters, ” or otherwise, is unacceptable. You should not make any oral or written commitments that create a new agreement or

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modify an existing agreement without approval through the formal contracting process. In particular, all commitments must have visibility to Finance so Apple can ensure it is properly accounting for each transaction. If you have knowledge of any side deal, side letter, or agreement made outside of the formal contracting process, you should report it immediately to your manager, your Human Resources representative, or the Legal Department. You may also contact the Business Conduct Helpline.

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What can I do if a reseller complains to me about low prices at another reseller?

Advise the reseller that you can’t discuss or attempt to influence pricing of other parties, since this could violate antitrust laws.

Competition and Trade Practices

Laws regulating competition and trade practices vary around the world, but certain activities, such as price fixing and agreeing with a competitor to allocate customers, are almost always illegal.

You should not:

•        Agree with competitors or exchange information with competitors on prices, policies, contract terms, costs, inventories, marketing plans, or capacity plans.

•        Agree with a competitor that the competitor will sell goods and services to Customer A (and you will not), and that you will sell goods and services to Customer B (and your competitor will not).

•        Agree with resellers on the resale pricing of Apple products without Legal Department approval.

•        Require vendors to purchase Apple products in order to sell products or services to Apple.

•        Describe the products or services of competitors inaccurately to promote Apple products or services.

•        Engage in any pricing or other practices that could defraud a supplier or others.

•        Violate fair bidding practices, including bidding quiet periods.

Endorsements

When representing Apple, never endorse a product or service of another business or an individual, unless the endorsement has been approved by your manager. This does not apply to products of other businesses that are sold by Apple.

Open Source Software

Open source software is software that is available free or at a very low cost. Before using any open source software on Apple equipment or as part of an Apple software development effort, review the open source software guidelines and contact the Legal Department for approval.

What is an example of an endorsement?

A friend writes a great book on software design and asks you to endorse the book by making a statement on the back cover. If you make such an endorsement, don’t include your job title or affiliation with Apple.

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Tell me more about pricing products that are sold to U.S. and non-U.S. governments. Governments shouldn’t be charged more for our products or services than Apple charges other customers for the same products or services. There are laws that make it a crime to overcharge the U.S. government. Some other countries have similar laws.

Can I avoid a gift limitation by paying for a gift, such as lunch or golf, myself?

No. If you are representing Apple, any gift to a government employee would be viewed as coming from Apple.

What is considered a gift to a U.S. or foreign official?

In most cases, anything of value that is given is considered a gift. This includes items such as meals, golf, entertainment, and product samples. Cash is never an acceptable gift. Typically, giving cash is viewed as a bribe or kickback and is against Apple policy.

What is the difference between a facilitating payment and an illegal payment?

A facilitating payment is anything of value given to a foreign official for the purpose of expediting performance of certain routine, nondiscretionary activities. An illegal payment is anything of value given to a foreign official for the purpose of obtaining or retaining business or to secure an improper advantage.

Who is considered a foreign official?

For purposes of the Foreign Corrupt Practices Act, a “foreign official” is any official or employee of a foreign government, a public international organization (such as the European Commission), any department or agency thereof, or any person acting in an official capacity. This could also include an official of a wholly or substantially state-owned business enterprise, such as a state-owned public utility.

Governments as Customers

Governments are unique customers for Apple. Governments often place special bidding, pricing, disclosure, and certification requirements on firms with which they do business. Discuss these requirements with the appropriate Apple attorney before bidding for government business. For example, Apple may have to certify that it is supplying the government with the lowest price charged to Apple’s commercial customers. Apple may also have to certify that its prices have been arrived at independently—that is, without collaboration with a third party.

Gifts—even small items such as a meal or T-shirt—may be prohibited when dealing with government officials. In addition, there may be special reporting requirements related to gifts. (See the sections that follow for more information on gifts.)

Gifts to U.S. Officials

It may be illegal to give a gift, even an inexpensive meal or a T-shirt, to a government employee. The rules vary depending on the location of the employee (for example, rules may vary by state, school district, and city) and the position held by the employee (for example, there may be different rules for various elected and nonelected officials). If you work with government officials, check with Government Affairs to determine whether gifting is permitted and the legal limitations on gifts.

To prevent violations, review planned gifts to government officials with Government Affairs in advance of giving a gift.

Gifts to Non-U.S. Officials

In many countries it is considered common courtesy to provide token gifts on certain occasions to government officials to help build relationships. Check local requirements and review any such gifts exceeding US$25 in advance with the Legal Department.

Offering or giving anything of value to a foreign official for the purpose of obtaining or retaining business or to secure any improper advantage is illegal. There is a very limited exception for “facilitating payments ” to foreign officials to expedite performance of routine activities such as obtaining permits or licenses; processing visas and work permits; or providing police, mail, or inspection services. All facilitating payments must be preauthorized by the Legal Department and properly recorded and accounted for. Check with your manager or finance representative to determine the appropriate manner of reporting them.

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For more information on the facilitating payments exception, see Apple’s Foreign Corrupt Practices Act Policy.

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What if I’d like to explore hiring a current government employee as a consultant? Contact the Legal Department before beginning any negotiations.

Hiring Government Employees

U.S. laws limit the duties and types of services that former U.S. government and military employees may perform as employees or consultants of Apple. In the U.S., employment negotiations with government employees are prohibited while the employees are participating in a matter involving Apple’s interests.

Trade Restrictions and Export Controls

Many countries periodically impose restrictions on exports and other dealings with certain other countries, persons, or groups. Export laws may control trading of commodities or technologies that are considered to be strategically important because they have the potential to be used for military purposes. Laws may cover travel to or from a sanctioned country, imports or exports, new investments, and other related topics. Certain laws also prohibit support of boycott activities. See Apple’s Export Control policy for more information.

If your work involves the sale or shipment of products, technologies, or services across international borders, check with the Export Department to ensure compliance with any laws or restrictions that apply.

Environment, Health, and Safety

Apple operates in a manner that conserves the environment and protects the safety and health of our employees. Conduct your job safely and consistent with applicable environmental, health, and safety requirements. Use good judgment and always put the environment, safety, and health first. Be proactive in anticipating and dealing with environmental, health, and safety risks.

Community Activities

At Apple, we comply with all laws and regulations and operate in ways that benefit the communities in which we conduct business. Apple encourages you to uphold this commitment to the community in all your activities.

If you hold an elected or appointed public office while employed at Apple, advise Government Affairs. Excuse yourself from involvement in any decisions that might create or appear to create a conflict of interest.

How do I get more information regarding Apple’s environmental, health, and safety programs? Visit the Environment+Safety site.

What if I want to get more involved in community activities?

Contact Community Affairs. This group promotes, supports, and facilitates employees’ involvement in community volunteer activities. Outside the U.S., check with your local Public Relations team.

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What are assets?

Assets include Apple’s extremely valuable proprietary information (such as intellectual property, confidential business plans, unannounced product plans, sales and marketing strategies, and other trade secrets); as well as physical assets like cash, equipment, supplies, and product inventory.

Where can I learn more about information protection and nondisclosure agreements?

View the Apple policy on Confidential, Proprietary, and Trade Secret Information.

If I believe that it is appropriate to disclose confidential proprietary information to a vendor or other third party, what should I do?

First, verify that there is a business need for the disclosure. Second, obtain your manager’s approval for the disclosure. Third, be sure that a nondisclosure agreement is in place with the vendor or third party, and that you forward the original copy of the agreement to the Legal Department. If you are still unsure, check with the Legal Department before making the disclosure.

How do I identify confidential Apple information in documents?

Mark these documents “Apple Confidential.”

What if I have a specific question on the use of the Apple name, names of products or services, or the Apple logo?

Please direct questions about the Apple corporate identity to corpID@apple.com.

Protecting Apple’s Assets and Information

Protect Apple’s assets:

•        As an Apple employee you have a personal responsibility to protect Apple’s property. You should follow all security procedures, and be on the lookout for any instances you believe could lead to loss, misuse, or theft of company property. You should protect physical assets such as equipment, supplies, cash, and charge cards. And you should use extreme care to protect from disclosure to any third parties Apple’s proprietary information, including without limitation technical product information, information related to current and future products and services, confidential market research, sales and marketing plans, nonpublic earnings or financial data, and organizational charts and information.

•        Follow procurement policies and procedures when acquiring goods or services on behalf of Apple, avoiding any real or apparent conflict of interest. For more information on procurement policies and procedures, talk to your manager or visit Apple Procurement.

•        Use Apple’s assets in a manner that prevents damage, waste, misuse, or theft. Use assets only for legal and ethical purposes.

•        Dispose of assets only with appropriate approval and in compliance with applicable policies. Before disposing of assets, discuss your plans with your manager.

Confidential Apple Information

One of Apple’s greatest assets is information about our products and services, including future product offerings. Never disclose confidential operational, financial, trade secret, or other business information without verifying with your manager that such disclosure is appropriate. Typically, disclosure of this information is very limited, and the information may be shared with vendors, suppliers, or other third parties only after a nondisclosure agreement is in place. Even within Apple, confidential information should be shared only on a need-to-know basis. The Intellectual Property Agreement you signed when you joined Apple defines your duty to protect information.

The Apple Identity and Trademarks

The Apple name, names of products (such as iPod), names of services (such as AppleCare), tag lines (such as “Don’t steal music”), and logos (such as the familiar Apple logo) collectively create the Apple identity. Before publicly using the Apple name, product names, service names, tag lines, or the Apple logo, visit the Marketing site and select “Corporate Identity” for specific guidelines. Before using

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product names, service names, tag lines, or logos of third parties, check with the Legal Department. Also keep in mind that there are corporate identity guidelines on how names and logos can be used and presented; for example, the size of the Apple logo and the amount of white space surrounding the logo.

Apple Inventions and Patents

Apple’s practice is to consider for patenting the inventions of its employees, regardless of whether the inventions are implemented in actual products. If you are involved in product development, you should contact the Legal Department regarding the patentability of your work. Be alert to possible infringement of Apple’s patents and bring any possible infringements directly to the Legal Department.

How can I find out more about patents?

Visit Apple’s Patent Information site.

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How can I learn more about procedures for meals and travel?

See Apple’s Travel policy or talk to your manager.

If I suspect money laundering, what should I do?

Advise your manager or contact the Apple Legal Department.

Copyright Protection

If you create original material for Apple that requires copyright protection, such as software, place Apple’s copyright notice on the work and submit a copyright disclosure form to the Legal Department. For more information, visit the Apple Copyright Information site.

Accuracy of Records and Reports

Accurate records are critical to meeting Apple’s legal, financial, and management obligations. Ensure that all records and reports, including customer information, technical and product information, correspondence, and public communications, are full, fair, accurate, timely, and understandable.

Never misstate facts, omit critical information, or modify records or reports in any way to mislead others, or assist others in doing so.

Business Expenses

All employees must observe policies and procedures regarding business expenses, such as meal and travel expenses, and submit accurate expense reimbursement requests. Guidelines on daily meal expenses vary worldwide.

Establishing Bank Accounts

All Apple bank accounts must be approved and established by Apple’s Treasury Department. All payments must be made by recordable and traceable methods. For more information, contact the Treasury Department.

Loans, Advances, and Guarantees

Other than through established corporate programs, such as programs for employee relocation and the cashless exercise of stock options, Apple does not provide loans or advances of corporate funds to its employees, officers, Board members, or their families and does not guarantee their obligations.

Money Laundering

Money laundering is the process by which individuals or organizations try to conceal illicit funds or make these funds look legitimate. If you are in a position to deal directly with customers or vendors, the following examples may be indications of potential money laundering:

•        Attempts to make large payments in cash

•        Payments by someone who is not a party to the contract

•        Requests to pay more than provided for in the contract

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• Payments made in currencies other than those specified in the contract • Payments from an unusual, nonbusiness account

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Tell me more about “legal holds.”

In a litigation case or other legal matter, Apple may be required to produce documents. In these cases the Legal Department may put a “legal hold” on certain documents to prevent the documents from being destroyed, altered, or modified. If it is found that Apple has failed to retain or produce required documents, penalties or adverse rulings may result. Adverse rulings in major litigation cases can cost Apple a significant amount of money. Failure of employees to retain and preserve documents placed on a legal hold may result in discipline or discharge.

Document Retention and Legal Hold

As an Apple employee, you have a responsibility to manage documents and make decisions on document retention. The definition of “document” is extremely broad. For example, every email or other electronic file, every customer record, and every transaction involves the creation of a document. Different documents have different retention periods. Check with your manager or contact Records Management to determine the appropriate retention period for documents in your area.

At times, Apple may need to retain documents beyond the period they would normally be retained. The most common reasons are litigation or other legal matters. In these situations, retention and preservation of documents is critical. If you have documents that may be required for litigation or other legal matters, the Legal Department will place those documents on a “legal hold,” meaning the documents cannot be altered, destroyed, deleted, or modified in any manner, and will inform the individuals most closely identified with the documents. Instructions for retaining the documents will be provided, and you must ensure that these instructions are followed. A legal hold remains in effect until you are notified by the Legal Department in writing.

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Can you give an example of conflicts of interest or potential divided loyalty?

Your brother-in-law owns a business, that business is being considered as a vendor for Apple, and you are one of the decision makers.

May I occasionally use my Apple email address for my outside business?

Limited personal use of your Apple email is permitted for activities such as sending a brief message to a friend. You may never use your Apple email for an outside business.

I’m working on an invention on my own time. Does Apple need to know?

If your invention relates to your job at Apple or could compete with current or reasonably anticipated future products or services of Apple, disclose the invention to your manager.

May I serve on the board of directors of an outside enterprise or organization?

If you plan to serve on a board, you must obtain approval from your manager and the Senior Vice President for your organization. In addition, Vice Presidents and Executive Team members must obtain the approval of their manager and the CEO before they can accept a position on the board of directors of a private or publicly traded company (other than nonprofit entities).

What does “significant personal relationship” mean?

Significant personal relationships include close friends and relatives and may even include a long-term acquaintance or neighbor. If you are unsure, the best approach is to disclose the potential conflict to your manager.

Conflicts of Interest

A conflict of interest is any activity that is inconsistent with or opposed to Apple’s best interests, or that gives the appearance of impropriety or divided loyalty. Avoid any situation that creates a real or perceived conflict of interest. Use good judgment, and if you are unsure about a potential conflict, talk to your manager, contact Human Resources, check with the Legal Department, or contact the Business Conduct Helpline.

Outside Employment and Inventions

If you are a full-time Apple employee, taking any other employment, full-time or part-time, requires that you notify your manager. In addition, any employee (full-time or part-time) who obtains outside employment (such as a part-time job away from Apple), has an outside business, or is working on an invention must comply with the following rules.

Do not:

•        Use any time at work or any Apple assets for your other job, outside business, or invention. This includes using Apple workspace, telephones, computers, Internet access, copy machines, and any other Apple assets or services.

•        Use your position at Apple to solicit work for your outside business or other employer, to obtain favored treatment, or to pressure others to assist you in working on your invention.

•        Use confidential Apple information to benefit your other employer, outside business, or invention.

•        Participate in an outside employment activity that could have an adverse effect on your ability to perform your duties at Apple.

•        Participate in an outside business or outside employment, or develop an invention, that is in an area of Apple’s present or reasonably anticipated future business. Before participating in inventions or businesses that are in the same area as your work for Apple or that compete with Apple products or services, you must have written permission from your manager, an Apple product law attorney, and the Executive Team member in your organization.

Significant Personal Relationships

Do not conduct Apple business with family members or others with whom you have a significant personal relationship. In rare cases where exceptions may be appropriate, written approval from the Senior Vice President for your organization is required.

You shouldn’t use your position at Apple to obtain favored treatment for yourself, family members, or others with whom

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you have a significant relationship. This applies to product purchases or sales, investment opportunities, hiring, promoting, selecting contractors or suppliers, and any other business matter. This does not apply to special purchase plans offered by Apple. If you believe you have a potential conflict involving a family member or other individual, disclose it to your manager.

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I have stock in companies that do business with Apple. Is this a problem?

It’s unlikely that this is a problem. However, it could be a concern if (1) you’re influencing a transaction between Apple and the company, and (2) the transaction is significant enough to potentially affect the value of your investment.

How do I know whether information is material?

Determining what constitutes material information is a matter of judgment. In general, information is material if it would likely be considered important by an investor purchasing or selling Apple securities or securities of other companies.

Does Apple’s policy apply to buying or selling stock in other companies?

Yes. For example, say you learn about a customer’s nonpublic expansion plans through discussions about hardware purchases. If you purchase stock in the customer’s company or advise others to do so, it could be viewed as insider trading.

What is harassment?

Harassment is unwelcome or unsolicited speech or conduct based on factors such as race, color, age, sex, or sexual orientation. It may include activities such as viewing sexually explicit sites or displaying an inappropriate calendar. It may include unwelcome touching or advances, jokes, slurs, and other offensive behavior.

Personal Investments

Many Apple employees have investments in publicly traded stock or privately held businesses. If you hold shares of a publicly traded business or have any ownership in a privately held business, a conflict may exist if you are involved in or attempt to influence transactions between Apple and the business in which you are invested.

If a real or apparent conflict exists, disclose the conflict to your manager. The manager will help determine whether a conflict exists and, if appropriate, the best approach to eliminate the conflict.

Buying and Selling Stock

Never buy or sell stock while you are in possession of information obtained through your employment at Apple if the information has not been publicly announced and could have a material effect on the value of the investment. This applies to decisions to buy or sell Apple securities and to investments in other companies. It is also against Apple policy and may be illegal under U.S. law to give others, such as friends and family members, tips on when to buy or sell stock while you are in possession of material, nonpublic information concerning that stock. In addition, employees are prohibited from investing in derivatives of Apple’s securities. This includes, but is not limited to, trading in put or call options related to securities of the company.

Members of Apple’s Board of Directors, executive officers, and certain other individuals are subject to blackout periods during which they are prohibited from trading in Apple stock. If you are subject to these restrictions, you’ll be notified by the Legal Department. However, as a reminder, you may never buy or sell stock while you are in possession of material, nonpublic information regardless of being subject to blackout periods.

Review Apple’s Insider Trading policy and summary of trading blackout dates. Specific questions on buying and selling stock should be referred to the Legal Department.

Harassment and Discrimination

Apple encourages a creative, culturally diverse, and supportive work environment. Apple does not tolerate harassment or discrimination based on factors such as race, color, sex, sexual orientation, gender identity characteristics or expression, religion, national origin, age, marital status, disability, medical condition, veteran status, or pregnancy. Additional restrictions may apply based on regional laws and regulations.

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These requirements apply to interactions with employees, customers, suppliers, and applicants for employment and any other interactions where you represent Apple.

If you feel that you have been harassed or discriminated against or have witnessed such action, report the situation to a manager or to Human Resources. You may also contact the Business Conduct Helpline. In the U.S., view more information on harassment. Outside the U.S., contact Human Resources.

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Where can I learn more about policies on confidential employee information?

View the Apple Safe Harbor Privacy Policy.

Is personal information on my computer system private?

Limited personal use of Apple equipment and systems is allowed, but subject to local regulations, Apple may monitor equipment and systems. If in doubt, check with the Legal Department.

What if I have a substance abuse issue?

Help yourself and Apple by taking action. Talk to your Human Resources representative or, in the U.S., view information on the Employee Assistance Program.

How do I reach Corporate Communications?

In the U.S., call 408-974-2042. Outside the U.S., check with your manager.

If I make a presentation on my own time, may I accept a payment?

That depends. If you are representing Apple, you may not accept payment. If you are on your own time and are not representing Apple, you may be allowed to accept payment. Before accepting this type of opportunity, check with your manager, Human Resources, or the Business Conduct Helpline.

Confidential Employee Information

As part of your job, you may have access to information regarding other Apple employees or applicants. This may range from employment history to personal contact information to health information to information on investment decisions. Such information is confidential and should be shared only with those who have a business need to know the information. It also should not be shared outside Apple unless there is a legal or business reason to share the information and your manager approves.

Privacy

Subject to rules or regulations affecting an employee’s rights, Apple may monitor or search its work environments, including equipment, networks, mail, and electronic systems, without notice. Apple monitors facilities and equipment to promote safety, prevent unlawful activity, investigate misconduct, manage information systems, comply with legal guidelines, and for other business purposes.

Substance Use or Abuse

Use of alcohol or other drugs on the job or before work can cause safety issues, damage customer relations, and hurt productivity and innovation. Use good judgment and keep in mind that you are expected to perform to your full ability when working for Apple.

Public Communications

All public communications, speaking opportunities, and inquiries from the press or the financial analyst community must be referred to Corporate Communications or the Investor Relations Department.

Honoraria and Public Speaking

All public speaking engagements in which you represent Apple must be preapproved by your manager and Corporate Communications. If you receive approval to make a public presentation at a business meeting or conference, you may not request or accept any form of personal compensation from the organization that requested the presentation. This does not prohibit accepting reimbursement for expenses, if approved by your manager.

Publishing Articles

If you author an article or other publication, do not identify yourself in the publication as an employee of Apple without prior approval from Corporate Communications. This could be viewed as an endorsement by Apple.

Taking Action	Business Conduct The way we do business worldwide January 2008	23

Your Obligation to Take Action

Always apply Apple’s principles of business conduct, follow Apple policies, and comply with laws and regulations. When you are unsure, take the initiative to investigate the right course of action. Check with your manager, Human Resources, Legal, Internal Audit, or Finance, or review our policies on AppleWeb. If you would like to talk with someone outside your immediate area, consider contacting the Business Conduct Helpline.

If you have knowledge of possible violations of Apple’s business conduct principles, policies, or legal and regulatory requirements, you must notify your manager, Human Resources, Legal, Internal Audit, Finance, or the Business Conduct Helpline.

Business Conduct Helpline

The Business Conduct Helpline is available to all employees worldwide and is active 24/7. It helps to answer your questions on business conduct issues, policies, regulations, and compliance with legal requirements and Apple’s business conduct policy. It also allows you to advise Apple of situations that may require investigation or management attention.

The Business Conduct Helpline is committed to keeping your issues and identity confidential. If you would be more comfortable doing so, you may contact the Helpline anonymously. Your information will be shared only with those who have a need to know, such as those involved in answering your questions or investigating and correcting issues you raise. Note that if your information involves accounting, finance, or auditing, the law requires that necessary information be shared with the Audit and Finance Committee of Apple’s Board of Directors.

In France, due to legal restrictions, anonymous use of the Business Conduct Helpline is discouraged and the Helpline may be used only to report accounting, finance, and auditing issues.

When you use the Business Conduct Helpline to report an issue, you are protected from any form of retaliation. Retaliation will not be tolerated.

The Business Conduct Helpline is available on AppleWeb. Access the Business Conduct Helpline.

Additional Resources	Business Conduct The way we do business worldwide January 2008	24

Policies and References

Alcohol in the Workplace

Books and Publications

Business Conduct Helpline

Buying and Selling Stock: Blackout Periods

Buying and Selling Stock: Insider Trading

Community Affairs

Confidential, Proprietary, and Trade Secret Information

Copyright Information

Copyright Policy

Corporate Identity Guidelines

Corporate Identity Questions: corpID@apple.com

Customer Privacy Policy

Diversity

Employee Assistance Program (U.S. only)

Environment+Safety

Equal Employment Opportunity

Export Control

Foreign Corrupt Practices Act Policy

Government Affairs

Additional Resources	Business Conduct The way we do business worldwide January 2008	25

Policies and References (Continued)

Harassment

Intellectual Property

Legal Department Contacts

Mail and Electronic Communications

Name and Logo Use Guidelines

Name and Logo Use Questions: corpID@apple.com

Nondisclosure and Confidentiality Agreements

Open Communication

Open Source Software

Outside Business Activities

Patent Information

Patent Policy

Political Compliance

Procurement

Reasonable Accommodation

Records Management

Safe Harbor Privacy Policy

Trademarks

Travel Policy

© 2008 Apple Inc. All rights reserved. Apple, the Apple logo, iPod, iTunes, and Mac are trademarks of Apple Inc., registered in the U.S. and other countries. AppleCare is a service mark of Apple Inc., registered in the U.S. and other countries.